Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-219765 and 333-207845) and Form S-8 (Nos. 333-216586, 333-210013, 333-204178, and 333-194949) of Versartis, Inc. of our report dated March 6, 2018 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 6, 2018